Exhibit 99.1

February 26, 2013	Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS 2012 YEAR-END AND FOURTH QUARTER RESULTS

•	Revenues increased 7.9 percent year over year to $2.9 billion

•	Operating cash flows increased 18.2 percent over 2011 to $955.6 million for 2012

•	Net income from continuing operations increased 22.7 percent year over year to $374.3 million, or $2.11 per diluted share for 2012, after $7 million donation to American Water Charitable Foundation

VOORHEES, N.J., February 26, 2013 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported results for the year and quarter ended Dec. 31, 2012. The company reported year-over-year increases in revenues, net income and cash flow.

“2012 was a year of very strong financial performance on all fronts, with a 20 percent increase in earnings per share from continuing operations,” said Jeff Sterba, president and CEO of American Water. “While sales were increased by abnormally hot, dry weather in the summer, EPS from continuing operations still increased 12 to 14 percent after adjusting for this estimated weather impact.”

For the year, the company reported net income from continuing operations of $374.3 million, or $2.11 per diluted common share, compared with $304.9 million, or $1.73 per diluted common share, in 2011. A portion of the increase in revenues is associated with higher demand due to the hot, dry weather in the summer of 2012. The company reported the estimated impact to be approximately $0.13 to $0.16 per share.

Net income from continuing operations in the fourth quarter 2012 was reported at $54.2 million, or $0.31 per diluted common share, compared with $60.9 million, or $0.34 per diluted common share, in the fourth quarter of 2011. The fourth quarter was impacted by a $7 million donation to the American Water Charitable Foundation, accelerated maintenance costs, and increases in costs related to Hurricane Sandy and the company’s SAP implementation.

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Net cash provided by operating activities for the year ended Dec. 31, 2012, increased approximately $147.2 million or 18.2 percent to $955.6 million, compared to $808.4 million for the year ended Dec. 31, 2011.

Regulated Operations

For the year, the company’s Regulated Businesses’ revenues were $2.6 billion, an increase of $195.5 million, or 8.3 percent, over 2011. Increases for the year were mainly driven by increased consumption due to the hot, dry weather in the summer of 2012 and rate authorizations awarded in recognition of the company’s infrastructure investments. For the fourth quarter of 2012, the company’s Regulated Businesses’ revenues increased by $40.4 million, or 7.2 percent, over the prior year’s period.

Regulated Businesses’ operation and maintenance (O&M) expense increased $37.4 million, or 3.4 percent, in 2012 compared to 2011. The O&M expense for the fourth quarter of 2012 increased $34.1 million, or 12.7 percent, from the prior year’s period. The regulated entities showed continued improvement in their O&M efficiency ratio (a non-GAAP measure). For the 12 months ended Dec. 31, 2012, the O&M efficiency ratio was 40.7 percent, adjusted for the weather impact, compared to 42.4 percent for the same 12-month period in 2011.

American Water’s Regulated Businesses continue to upgrade and maintain their water systems, and the revenue increases are in recognition of that investment. The company received authorizations for additional annualized revenues from general rate cases of $123.1 million for the year. Authorizations received during the fourth quarter of 2012 totaled $7.8 million. As of Dec. 31, 2012, the company was awaiting final orders for general rate cases in two states, requesting $36.9 million in total additional annual revenues. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary. All annualized revenue amounts are based on current usage.

In 2012, American Water invested approximately $929 million in company-funded capital improvements, compared to approximately $925 million in 2011. Included in this is the completion of two large capital projects in New Jersey and Pennsylvania, with a combined investment of $176 million, which benefit more than 625,000 people.

“Providing safe and reliable water and wastewater services is our business, which is why we invest almost a billion dollars in capital improvements on an annual basis,” said Sterba. “A majority of this investment goes to improve the unseen, underground infrastructure. In 2012, the extreme weather highlighted what long-term planning and appropriate investment means to the reliability of our water systems. Our customers experienced the value of water supply investments during extreme drought and when one of the worst storms in history slammed into the East Coast, our employees and preparations kept the water flowing.”

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American Water continued to enhance its portfolio to ensure it is operating in areas that maximize value to its customers and shareholders. In 2012, the company acquired 16 systems, serving approximately 55,000 customers, for a total aggregate purchase price of $44.6 million. During the year, the company also closed on the sale of its regulated water and wastewater systems in Arizona, New Mexico and Ohio.

Sterba said, “American Water expanded into markets where it made sense, and divested in places where our capital could be more effectively deployed. We significantly expanded our presence in New York, plus closed numerous tuck-ins in other states.”

During the year, the company also entered into agreements with two energy companies to construct pipelines for supplying water to support shale gas drilling operations, as well as to provide needed public water service to adjacent residential areas.

Market-Based Operations

The company’s Market-Based Operations’ revenues increased by $2.5 million, or 0.8 percent, for the year compared to 2011, and decreased by $2.9 million, or 3.4 percent, for the fourth quarter of 2012 as compared to the prior year’s fourth quarter.

In 2012, the company announced its Homeowner Services subsidiary, American Water Resources, was selected by the New York City Water Board as the official service line protection provider to an estimated 650,000 homeowners throughout the city’s five boroughs, making it the largest municipal-partnered water and sewer line protection contract in the U.S. The program began its initial launch during the first quarter of 2013.

Quarterly Dividend

In recognition of the company’s financial performance, the board of directors declared, during the third quarter of 2012, a quarterly cash dividend of $0.25 per common share, payable on Dec. 3, 2012, to all shareholders of record as of Nov. 16, 2012. On Dec. 6, 2012, the board declared a quarterly cash dividend of $0.25 per common share to all shareholders of record as of Dec. 20, 2012, with an accelerated payment on Dec. 28, 2012, to allow shareholders to take advantage of the 2012 tax rates. This regular quarterly cash dividend has historically been paid in March. For the year ended Dec. 31, 2012, dividends declared totaled $0.98 per common share and dividends paid totaled $1.21 per common share.

2013 Earnings Guidance

American Water issued 2013 earnings guidance on Jan. 24, 2013. The company’s 2013 earnings are estimated to be in the range of $2.15 to $2.25 per share. The company’s earnings forecasts are

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subject to numerous risks such as extreme weather, costs associated with the company’s SAP implementation and other factors described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports.

Non-GAAP Financial Measures

This press release includes a presentation of O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, 2012 weather impact, as well as the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The item constitutes a “non-GAAP financial measure” under Securities and Exchange Commission (SEC) rules. This non-GAAP financial measure supplements the company’s GAAP disclosure and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to estimated purchased water revenues and purchased water expenses, 2012 weather impact, as well as the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, which involve items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water, 2012 weather impact, and the allocable portion of non-O&M support services costs.

Set forth below is a table that reconciles the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Year-End 2012 Earnings Conference Call

The year-end 2012 earnings conference call will take place Wednesday, Feb. 27, 2013, at 9 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through March 6, 2013 by dialing 303-590-3030 for U.S. and international callers. The access code for replay is 4593308. The online archive of the webcast will be available through April 17, 2013, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

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About American Water

Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 6,700 dedicated professionals who provide drinking water, wastewater and other related services to an estimated 14 million people in more than 30 states and parts of Canada.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events and may relate to, among other things, its future financial performance, including earnings, growth and portfolio optimization strategies, its ability to finance current operations and growth initiatives, trends in its industry, regulatory or legal developments or rate adjustments. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality, and public utility regulations and policies; weather conditions, patterns or events, including drought or abnormally high rainfall, strong winds and coastal and intercoastal flooding; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; the company’s ability to effect significant changes to its business processes and corresponding technology; its ability to appropriately maintain current infrastructure and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully acquire and integrate water and wastewater systems that are complementary to its operations and the growth of its business or dispose of assets or regulatory systems that the company determined should no longer be part of its portfolio; cost overruns relating to improvements or the expansion of its operations; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on the company’s current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase its cost and funding requirements; migration of customers into or out of its service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; the incurrence of impairment charges; labor actions including work stoppages and strikes; and civil disturbance, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

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For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual, quarterly and periodic SEC filings. The company undertakes no duty to update any forward-looking statement.

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American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended		Years Ended
	December 31,		December 31,
	2012	2011	2012	2011

Operating revenues	$680,913	$639,779	$2,876,889	$2,666,236

Operating expenses
Operation and maintenance	357,333	323,477	1,350,040	1,301,794
Depreciation and amortization	100,851	89,278	381,503	351,821
General taxes	55,948	49,596	221,212	210,478
(Gain) loss on asset dispositions and purchases	(182)	346	(839)	(993)

Total operating expenses, net	513,950	462,697	1,951,916	1,863,100

Operating income	166,963	177,082	924,973	803,136

Other income (expenses)
Interest, net	(74,794)	(79,193)	(310,794)	(312,415)
Allowance for other funds used during construction	2,419	4,072	15,592	13,131
Allowance for borrowed funds used during construction	1,829	1,935	7,771	5,923
Amortization of debt expense	(1,409)	(1,257)	(5,358)	(5,055)
Other, net	(684)	(577)	(926)	(1,040)

Total other income (expenses)	(72,639)	(75,020)	(293,715)	(299,456)

Income from continuing operations before income taxes	94,324	102,062	631,258	503,680
Provision for income taxes	40,100	41,144	257,008	198,751

Income from continuing operations	54,224	60,918	374,250	304,929
Income (loss) from discontinued operations, net of tax	1,254	3,930	(16,180)	4,684

Net income	$55,478	$64,848	$358,070	$309,613

Basic earnings per common share: (1)
Income from continuing operations	$0.31	$0.35	$2.12	$1.74

Income (loss) from discontinued operations, net of tax	$0.01	$0.02	$(0.09)	$0.03

Net income	$0.31	$0.37	$2.03	$1.76

Diluted earnings per common share: (1)
Income from continuing operations	$0.30	$0.34	$2.11	$1.73

Income (loss) from discontinued operations, net of tax	$0.01	$0.02	$(0.09)	$0.03

Net income	$0.31	$0.37	$2.01	$1.75

Average common shares outstanding during the period:
Basic	176,907	175,656	176,445	175,484

Diluted	178,113	176,838	177,671	176,531

Dividends per common share	$0.25	$0.23	$0.98	$1.13

(1)	Amounts may not sum due to rounding

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American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	December 31,
	2012	2011

Cash and cash equivalents	$24,433	$14,207
Other current assets	475,014	453,594
Total property, plant and equipment	11,739,364	11,021,098
Total regulatory and other long-term assets	2,480,165	2,357,634
Assets of discontinued operations	—	929,858

Total Assets	$14,718,976	$14,776,391

Short-term debt	$269,985	$515,050
Current portion of long-term debt	115,919	28,858
Other current liabilities	608,928	562,979
Long-term debt	5,209,370	5,361,084
Total regulatory and other long-term liabilities	3,073,650	2,719,070
Contributions in aid of construction	996,136	966,748
Liabilities of discontinued operations	—	382,218
Total stockholders’ equity	4,444,988	4,240,384

Total Capitalization and Liabilities	$14,718,976	$14,776,391

Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	Years Ended December 31,
	2012	2011

Total Operation and Maintenance Expenses	$1,350,040	$1,301,794
Less:
Operation and maintenance expenses- Market-Based Operations	276,809	278,375
Operation and maintenance expenses- Other	(56,755)	(69,192)

Total Regulated Operation and Maintenance Expense	1,129,986	1,092,611
Less:
Allocation of non-Operation and maintenance expense	35,067	30,590
Regulated purchase water expense (a)	110,173	99,008
Estimated impact of weather	4,700	—

Adjusted Regulated Operation and Maintenance Expenses adjusted for 2012 weather impact	$980,046	$963,013

Total Operating Revenues	$2,876,889	$2,666,236
Less:
Operating revenues - Market-Based Operations	330,329	327,815
Operating revenues - Other	(17,874)	(30,470)

Total Regulated operating revenues	2,564,434	2,368,891
Less:
Regulated purchase water revenues (a)	110,173	99,008
Estimated impact of weather	47,400	—

Adjusted Regulated Operating Revenues	$2,406,861	$2,269,883

Regulated Operations and Maintenance Efficiency Ratio	40.7%	42.4%

(a)	Calculation assumes purchased water revenues approximate purchased water expenses.

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